UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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Umpqua Holdings Corporation

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Umpqua Holdings Corporation:
      The annual meeting of shareholders of Umpqua Holdings Corporation will be held at the Umpqua Bank University and Support Center, 1740 NW Garden Valley Blvd., Roseburg, Oregon, at 6 p.m. Pacific time on May 6, 2005 to consider and act upon the following matters:

•	The election of the following nominees for terms expiring with the 2008 annual meeting:

Allyn C. Ford
Diane D. Miller
Ronald F. Angell
Bryan L. Timm
         The election of the following nominee for a term expiring with the 2007 annual meeting:

Thomas W. Weborg
         The election of the following nominee for a term expiring with the 2006 annual meeting:

Theodore S. Mason; and

•	A proposal to approve the Umpqua Holdings Corporation 2005 Performance–Based Executive Incentive Plan; and

•	Any other business that may properly come before the meeting.
      If you were a shareholder of record of Umpqua Holdings Corporation common stock as of the close of business on March 4, 2005, you are entitled to receive this notice and vote at the annual meeting, and any adjournment or postponement thereof.
      The Board of Directors recommends that you vote in favor of each of the foregoing proposals, which are more fully described in the attached Proxy Statement.

By Order of the Board of Directors,

Steven L. Philpott
Corporate Secretary
March 31, 2005

PROXY STATEMENT
      This proxy statement and the accompanying proxy card are being mailed, beginning April 7, 2005, in connection with the solicitation of proxies by the Board of Directors of Umpqua Holdings Corporation (Umpqua) for the annual meeting of shareholders.
      Your vote is very important. Your shares can only be voted at the annual meeting if you are present or represented by proxy. Even if you plan to be present, we encourage you to vote by proxy. To have a quorum to conduct business at the meeting, we must have a majority of the outstanding shares represented at the meeting in person or by proxy.
      Who may vote? Shareholders as of the close of business on March 4, 2005, are entitled to vote. On that day, 44,391,059 shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting. As of that date we had 3,526 shareholders of record.
      How do I vote? If a broker, bank or other nominee holds your shares, follow the instructions on the card ADP Investor Communication Services sent to you. If you are the record holder of your shares, you may vote in person at the meeting, or you may vote by proxy in any of the following ways:

•	By mail — simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

•	By telephone — follow the instructions on the proxy card

•	By internet — follow the instructions on the proxy card
      You may vote by telephone or internet 24 hours a day, 7 days a week until 8:59 p.m. (Pacific time) on the day before the meeting.
      Can I change my vote? If you are the record holder of your shares, you may revoke your proxy at any time before it is voted, (i) by written notice to Steven Philpott, Corporate Secretary at Umpqua Holdings Corporation, P.O. Box 1560, 675 Oak Street, Suite 200, Eugene, Oregon 97440, (ii) by submitting a proxy bearing a later date, or (iii) by casting a ballot at the annual meeting. Attendance at the meeting will not, of itself, revoke a previously given proxy.
      If your shares are held through a broker, bank or other nominee, you will need to contact the nominee to revoke a proxy or change your vote. You will not be able to vote or revoke a proxy at the meeting if a nominee holds your shares.
      Can I attend the annual meeting even if I vote by proxy? Yes. You are welcome to attend the meeting, even if you vote by proxy.
      How are votes counted? The annual meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented. Abstentions, broker non-votes and votes withheld will be counted for purposes of determining whether a quorum has been reached.
      In the election of directors, each share is entitled to one vote for each director position to be filled, and shareholders may not cumulate votes. Directors are elected by a plurality of votes cast.
      If a proxy is executed and returned, the shares represented will be voted according to your instructions. If no instructions are given, the proxy will be voted FOR the election of the nominees for directors, FOR the 2005 Performance-Based Executive Incentive Plan and in the proxy holder’s discretion on any other matters that may properly come before the shareholders at the meeting or any adjournments or postponements thereof.
      How many shares do directors and executive officers own? As of March 4, 2005, directors, Named Executive Officers (identified below) and principal shareholders, together with their affiliates, beneficially owned 4,152,463 shares, of which 3,693,511 shares are entitled to vote. Those shares represent approximately 8.32% of the total shares entitled to vote at the meeting.

      Who will count the votes? Our transfer agent, Mellon Investor Services, LLC will serve as our independent Inspector of Election.
      Who pays for solicitation? We will bear the cost of this proxy solicitation, although we have not hired a proxy solicitor for this meeting. We may reimburse brokers and other nominee holders, for their expenses in sending proxy material and obtaining proxies. In addition to solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone, fax, or letter, without extra compensation.
BUSINESS OF THE MEETING
1.     Election of Directors
      Our Articles of Incorporation and Bylaws provide that directors are elected to serve staggered three-year terms of office. Our Articles of Incorporation establish the number of directors at between six and nineteen, with the exact number to be fixed from time to time by resolution of the Board of Directors. The number of directors is currently set at fourteen. Directors are elected by a plurality of votes, which means that the nominees receiving the most votes will be elected, regardless of the number of votes each nominee receives. Shareholders are not entitled to cumulate votes in the election of directors.
      Since the last shareholder meeting, Gary M. DeStefano and Katherine Keene resigned from the Board. In connection with Umpqua’s acquisition of Humboldt Bancorp in July 2004, Ronald F. Angell, Theodore S. Mason, Diane D. Miller and Thomas W. Weborg, four of Humboldt’s directors, were appointed to the Board. In December 2004, Bryan L. Timm was appointed to the Board. To comply with applicable law, each person so appointed must stand for election by the shareholders at this year’s annual meeting.
      As of the annual meeting, two Umpqua directors, Allyn C. Ford and James Coleman, are completing their original terms. Mr. Ford has been nominated for re-election to the Board. Mr. Coleman is retiring and is not eligible for re-election to the Board under our retirement policy. The number of directors will automatically be set to thirteen at his retirement.
      The Board of Directors has nominated Theodore S. Mason for election to a term that will expire at the 2006 annual meeting.
      The Board of Directors has nominated Thomas W. Weborg for election to a term that will expire at the 2007 annual meeting.
      The Board has nominated Allyn C. Ford, Ronald F. Angell, Diane D. Miller and Bryan L. Timm for election to terms that will expire at the 2008 annual meeting.
      Each of the nominees currently serves as a director of Umpqua and of Umpqua Bank. The individuals appointed as proxies in the enclosed proxy intend to vote FOR the election of the nominees listed above. If any nominee is not available for election, the individuals named in the proxy intend to vote for such substitute nominee as the Board of Directors may designate. We have no reason to believe any nominee will be unavailable.
      The Board of Directors recommends a vote FOR the election of all nominees.
2.     2005 Performance–Based Executive Incentive Plan
      On February 9, 2005, the Compensation Committee adopted a resolution recommending that shareholders approve the Umpqua Holdings Corporation 2005 Performance–Based Executive Incentive Plan (the “Plan”) to be effective as of January 1, 2005. We are asking shareholders to approve the Plan to qualify payments made to executive officers as deductible for federal income tax purposes. A summary of the Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the Plan, which is included in this Proxy Statement as Appendix B.

Summary of the Executive Incentive Plan
      The 2005 Performance-Based Incentive Plan is designed to tie a significant portion of annual compensation to performance and to provide incentives to executive officers to achieve results tied to important objective business criteria.
      Administration. The Compensation Committee will administer the Plan. The Compensation Committee is comprised solely of outside directors. The Plan will continue until December 31, 2008.
      Participants. The Compensation Committee will determine the plan participants for each performance period. In addition to the executive officers listed on the Summary Compensation Table on page 16, all executive officers are eligible to be designated by the Compensation Committee to participate in the Plan. Ray Davis is the only eligible participant in 2005.
      Incentive Payments. The Plan authorizes the payment of an annual incentive tied to a percentage of the executive’s salary based upon the attainment of performance targets related to the corporate objectives established by the Compensation Committee. The targets are related to:

•	the Company’s fully diluted earnings per share;

•	supervisory rating issued by regulatory agencies for the Company and its subsidiaries; and

•	the efficiency ratio for Umpqua Bank.
      The Compensation Committee sets the performance targets within 90 days after the beginning of each fiscal year for that fiscal year. The Compensation Committee also sets the percentage of the executive’s salary and the threshold levels of payouts. Each award will be paid in cash or, at the option of the Compensation Committee, a combination of cash and stock awards.
      Although the Plan sets forth the amount of additional compensation the participants are eligible to receive, all payments under the Plan are discretionary and are only earned if subsequently approved by the Compensation Committee. The maximum payment authorized under the Plan is equal to 150% of base compensation. A participant must be employed at the end of each year to be eligible for any incentive payment under the Plan.
      Federal Tax Consequences. Section 162(m) of the Internal Revenue Code generally prohibits us from deducting for federal income tax purposes employee compensation that would otherwise be deductible to the extent such compensation exceeds $1 million for any covered employee in any fiscal year. Compensation that is performance-based, as defined in Section 162(m), is not subject to the deductibility limitations. The Plan is intended to address the limitation on deductibility by providing for compensation that qualifies as performance-based compensation. Compensation paid under the Plan will not be subject to the deduction limit if:

•	it is payable on account of the attainment of pre-established, objective performance goals set forth within the Plan;

•	the Compensation Committee, which is comprised solely of outside directors, approves the maximum individual awards on or near the beginning of each performance period;

•	the Plan, which sets forth the material terms of the compensation and performance goals, is disclosed to and approved by shareholders before payment; and

•	the Compensation Committee certifies that the performance goals have been satisfied before payment.
      The Plan contains provisions for each of the above requirements.
      2005 Incentive Provision for CEO. Any incentive award payable under the Plan to Ray Davis, CEO, for 2005 performance is conditioned upon shareholder approval of the Plan at this meeting. The Compensation Committee has established a (i) targeted incentive payment of 48.75% (73.125% maximum) of base salary if the Company achieves certain EPS amounts for 2005 and a (ii) targeted incentive payment of 11.25% of base salary if all of the Company’s and subsidiary regulatory agency exams are satisfactory and a maximum incentive payment of 16.875% of base compensation if, in addition, Umpqua Bank’s safety and soundness examination composite rating for the Bank is “superior.” For 2005, no incentive award is tied to Umpqua Bank’s efficiency ratio; in future years, however, the Compensation Committee may include this element in the incentive award.
      New Plan Benefits. The following table summarizes the approximate amount of compensation that would have been earned pursuant to the Plan if the 2005 performance criteria had been in effect during 2004, based on our 2004 results of operations and regulatory reports, and based on 2004 salaries.

Name and Position	Dollar Value(A)

Raymond P. Davis, Chief Executive Officer, President and Director	$67,031.25
David M. Edson, Executive Vice President, Umpqua Bank President	-0-
Daniel A. Sullivan, Executive Vice President and Chief Financial Officer	-0-
Brad F. Copeland, Executive Vice President and Chief Credit Officer	-0-
Barbara J. Baker, Senior Vice President and HR Director	-0-
All current executive officers as a group (6 people)	$67,031.25
All current Directors who are not executive officers as a group (13 people)	-0-
All employees, including all current officers who are not executive officers, as a group	-0-

(A)	Amounts are not indicative of amounts to be earned under the Plan during 2005 because such amounts were based on the application of 2005 performance criteria to 2004 results and 2004 regulatory exams.
Board Recommendation
      The Board of Directors recommends a vote FOR this proposal. The individuals appointed as proxies in the enclosed proxy intend to vote FOR this proposal.
      The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve the 2005 Plan.
3.     Other Business
      The Board of Directors knows of no other matters to be brought before the shareholders at the meeting. In the event other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies at their discretion in accordance with their judgment on such matters.
      At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.
INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS
Directors
      The age, business experience, and position of each of the nominees for director and the directors currently serving are as follows:
      Ronald F. Angell, age 62 was appointed to the Board in July 2004. He served as a Director of Humboldt Bancorp from 1996 until it was acquired by the Company in 2004. He served as a director of Humboldt Bank from 1989 to the date of the merger. Mr. Angell, an attorney, is of Counsel to the firm of Roberts, Hill, Bragg, Angell & Perlman.

      Scott Chambers, age 45, has served as a Director since 1999. Mr. Chambers is President of Chambers Communications Corp. of Eugene, Oregon, a telecommunications company that owns and operates a cable television system, network broadcast television stations, and a film and video production company.
      James D. Coleman, age 66, has served as a Director since the acquisition of VRB Bancorp in December 2000. Previously, Mr. Coleman served as Chairman of the VRB Bancorp Board of Directors, and was a founding director of Medford State Bank, which VRB acquired in 1987. He is President and owner of Crater Lake Motors, Inc., a Ford, Lincoln-Mercury and Mazda automobile dealership in Medford, Oregon.
      Raymond P. Davis, age 55, serves as Director, President and Chief Executive Officer of Umpqua, positions he has held since the Company’s formation in 1999. Mr. Davis has served as a Director of Umpqua Bank since June 1994. He has served as Chief Executive Officer of Umpqua Bank from June 1994 to December 2000 and from November 2002 to the present. He has also served as President of Umpqua Bank from June 1994 to December 2000 and from March 2003 to the present. Prior to joining Umpqua Bank in 1994, he was President of US Banking Alliance in Atlanta, Georgia, a bank consulting firm. He has over 20 years experience in banking and related industries.
      Allyn C. Ford, age 63, serves as Chairman of the Board of Directors and has served as a Director since the Company’s formation in 1999 and as a Director of Umpqua Bank for 30 years. Mr. Ford is President of Roseburg Forest Products, a fully integrated wood products manufacturer located in Roseburg, Oregon. Mr. Ford has over 30 years of management experience with Roseburg Forest Products.
      David B. Frohnmayer, age 64, has served as a Director since the Company’s formation in 1999 and as a Director of Umpqua Bank since 1996. Mr. Frohnmayer is the President of the University of Oregon in Eugene, and has served in that capacity since 1994. He is the former Dean of the University of Oregon School of Law and former Attorney General of the State of Oregon. Until December 2003, he served on the board of Tax-Free Trust of Oregon.
      Dan Giustina, age 55, serves as Vice-Chair of Umpqua’s Board and has served as a Director since the Centennial Bancorp merger in November 2002. He served as a Director of Centennial Bancorp and Centennial Bank from 1995 to 2002. Mr. Giustina is managing partner of Giustina Resources, which owns and manages timberland, and a member and manager of G Group LLC, which owns and manages residential and commercial real estate. Mr. Giustina is the past Chairman of the University of Oregon Foundation, a board member of the Oregon Forest Industries Council, and serves on the advisory boards of University of Oregon’s Lundquist College of Business and States Industries, Inc.
      Diana E. Goldschmidt, age 57, was appointed as a Director of Umpqua in May 2003 and was elected to the Board in 2004. Since 1999, she has been the owner of Urban Design Works, LLC, a consulting firm in Portland, Oregon. She is also the former Vice Chair of the Oregon Investment Council and previously served on the Advisory Board of Directors for Key Bank of Oregon from 1997 to 2003. In 1999, she served as interim superintendent of the Portland Public School District. Her principal career was spent in the senior human resources and later senior operations executive officer positions of Pacific Power & Light Company and Pacific Telecom, Inc.
      Lynn K. Herbert, age 53, has served as a Director since the Company’s formation and as a Director of Umpqua Bank since 1993. Mr. Herbert is General Manager of Herbert Lumber Company in Riddle, Oregon, and has served in that capacity since 1988. Mr. Herbert has over 20 years of management experience with Herbert Lumber Company.
      William A. Lansing, age 59, has served as a Director since December 2001. He previously served as a Director of Independent Financial Network, Inc. from 1991 until its merger with Umpqua in December 2001. Mr. Lansing is President and Chief Executive Officer of Menasha Forest Products Corporation in North Bend, Oregon, and has over 35 years of experience in the forest products industry.

      Theodore S. Mason, age 62, was appointed to the Board in July 2004. Mr. Mason is retired and he was the President and Chief Executive Officer of Humboldt Bancorp from January 1996 to April 2002 and of Humboldt Bank from 1989 to 2000. He served as a director of Humboldt Bancorp from 1996 to 2004 and as a director of Humboldt Bank from 1989 to 2004.
      Diane D. Miller, age 50, was appointed to the Board in July 2004. She has been President of Wilcox, Miller & Nelson an executive search and outplacement firm since August 1986. Ms. Miller served as a director of Humboldt Bancorp and Humboldt Bank from January to July 2004.
      Bryan L. Timm, age 41, was appointed to the Board in December 2004. He is the Vice President, Chief Financial Officer and Treasurer of Columbia Sportswear Company, a global leader in the design, sourcing, marketing, and distribution of active outdoor apparel and footwear. Prior to joining Columbia Sportswear in 1997, Mr. Timm, a CPA, held various financial positions for another Portland based public company, Oregon Steel Mills, Inc. He began his financial career with the international accounting firm of KPMG, LLP.
      Thomas W. Weborg, age 62, was appointed to the Board in July 2004. He is the retired President and Chief Executive Officer of Java City, a wholesale supplier and retailer of coffee-related products and services. Mr. Weborg served on the board of Humboldt Bancorp from November 2000 to July 2004. He was a director of Humboldt Bank from June 2002 to July 2004 and prior to that, a director of Capitol Valley Bank from 1999 until June 2002.
      The following table shows the expiring term in office for each director, assuming the Board’s nominees are elected at the 2005 annual meeting.

2006	2007	2008

Scott Chambers	David B. Frohnmayer	Ronald F. Angell
Raymond P. Davis	Dan Giustina	Allyn C. Ford
Diana E. Goldschmidt	William A. Lansing	Diane D. Miller
Lynn K. Herbert	Thomas W. Weborg	Bryan L. Timm
Theodore S. Mason

Executive Officers
      The age, business experience, and position of our executive officers other than Raymond P. Davis, about whom information is provided above, are as follows:
      Barbara J. Baker, age 55, serves as Senior Vice President and Human Resources Director of Umpqua and Umpqua Bank, positions she has held since September 2002. Ms. Baker served as Oregon site executive for IBM’s server division (formerly Sequent Computer Systems, Inc.), where she managed human resources services and programs as well as corporate communications and community relations. Prior to joining Sequent, Ms. Baker served as Vice President of Human Resources for First Interstate Bank (now Wells Fargo).
      Brad F. Copeland, age 56, serves as Executive Vice President and Chief Credit Officer of Umpqua and Umpqua Bank. He has served as Chief Credit Officer since December 1, 2000. Mr. Copeland served as Executive Vice President and Credit Administrator of VRB Bancorp and Valley of the Rogue Bank from January 1998 until their merger with Umpqua in December 2000.
      David M. Edson, age 55, serves as Executive Vice President of Umpqua and as President-Umpqua Bank-Oregon, positions he has held since joining Umpqua in October 2002. Prior to that time, he served as President of Bank of America, Idaho. Mr. Edson has over 25 years of experience in banking in the Pacific Northwest including as Executive Vice President for First Interstate Bank and as Chairman, CEO and President of First Interstate Bank of Idaho.
      Steven L. Philpott, age 53, serves as Executive Vice President and General Counsel, positions he has held since November 2002. He has served as Corporate Secretary of Umpqua and Umpqua Bank since

2004. Mr. Philpott served as General Counsel for Centennial from October 1995 until its merger with Umpqua in November 2002. Prior to that time, he was in private practice in Eugene, Oregon.
      Daniel A. Sullivan, age 53, serves as Executive Vice President and Chief Financial Officer of Umpqua and Umpqua Bank. He has served as Chief Financial Officer of the Company since 1997. Prior to that time, Mr. Sullivan served as Vice President of Finance for Instromedix of Hillsboro, Oregon and worked as Senior Vice President and Controller for US Bancorp in Portland, Oregon.
     Certain Significant Employees
      Ronald L. Farnsworth, Jr., age 34, serves as Senior Vice President of Finance for Umpqua and Umpqua Bank. On March 8, 2005, Mr. Farnsworth was appointed as Umpqua’s principal accounting officer. He has served in Umpqua’s Finance Department since January 2002. Prior to that time, he served as Chief Financial Officer of Independent Financial Network, Inc. and its subsidiary, Security Bank.
CORPORATE GOVERNANCE
      Our Board of Directors believes that its primary role is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to a Statement of Governance Principles, which the Board and senior management believe promote this purpose, are sound and represent best practices. We continually review these governance principles and practices in light of Oregon law, Securities Exchange Commission (SEC) regulations, the rules and listing standards of the National Association of Securities Dealers (NASD) as well as best practices suggested by recognized governance authorities.
Statement of Governance Principles and Charters
      Our Statement of Governance Principles and the charter of each of our Board committees can be viewed on our website at www.umpquaholdingscorp.com/corporate governance. Each Board committee has a charter.
Meetings and Committees of the Board of Directors
      The Board of Directors met 8 times during 2004, including two special meetings and a strategic planning session. All Board committees have regularly scheduled meetings except the Nominating Committee, which meets as appropriate, upon the call of its chairman. Board committee chairs call for additional regular and special meetings of their committees, as they deem appropriate. Each director attended at least 75% of the 2004 Board meetings, as well as meetings of committees on which such director served. The Board and each of our Board committees regularly meet in executive session.
      Ron Angell, Ted Mason, Diane Miller and Tom Weborg became directors in July 2004 and they attended all Board meetings after that date. Bryan Timm became a director in December 2004 and he attended that month’s meeting.
      At December 31, 2004, the Board of Directors had seven active Board committees: The Audit, Compliance and Governance Committee, the Budget Committee, the Compensation Committee, the Executive Committee, the Financial Services Committee, the Loan and Investment Committee, and the Nominating Committee.

      The table below shows current membership information for each Board committee:

	C -Chairperson			• -Member

Audit,
	Compliance &			Executive	Financial	Loan and
	Governance	Budget	Compensation	Committee	Services	Investment	Nominating

Ronald F. Angell	•			•		C	•
Scott D. Chambers		•	•	•	C		•
James D. Coleman						•
Raymond P. Davis		•		•	•	•
Allyn C. Ford				C			C
David B. Frohnmayer	•				•
Dan Giustina	C			•			•
Diana E. Goldschmidt	•				•	•
Lynn K. Herbert	•					•
William A. Lansing		C	C	•			•
Theodore S. Mason		•	•		•
Diane D. Miller	•	•	•
Bryan L. Timm	•					•
Thomas W. Weborg		•	•			•

Audit, Compliance and Governance Committee
      The Board of Directors has a standing Audit, Compliance and Governance Committee that meets with our registered independent public accounting firm to plan for and review the annual audit reports. The Committee meets at least four times per year and is responsible for overseeing our internal controls and the financial reporting process. At the end of 2004, the members of the Committee were Directors Giustina (Chair), Frohnmayer, Herbert, Goldschmidt, Angell, Miller and Timm. Each member of the Committee is independent, as independence is defined under Rule 4200(a)(15) of the listing standards of the NASD. The Board of Directors has adopted an Audit, Compliance and Governance Committee Charter, a copy of which is attached to this proxy statement as Appendix A. That charter provides that only independent directors may serve on the Committee. The charter further provides that at least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board of Directors has determined that Bryan L. Timm meets the SEC criteria for an “audit committee financial expert.” The Board of Directors believes that each of the current members of the Committee has education and/or employment experience that provides them with appropriate financial sophistication to serve on the Committee. In 2004, the Audit, Compliance and Governance Committee met eight times, including two special meetings. In addition, the Committee previews earnings releases and periodic reports to be filed with the SEC and it often meets by telephone conference to discuss those documents.

Budget Committee
      The Budget Committee reviews and oversees our budgeting process, including the annual operating budget and the capital expenditure budget. It also oversees dividend planning and our stock repurchase programs. At the end of 2004, the members of the Committee were Directors Lansing (Chair), Davis, Chambers, Mason, Miller and Weborg. The Committee meets at least quarterly. In 2004, the Budget Committee met five times, including one special meeting.

Compensation Committee
      The Compensation Committee carries out the Board’s overall responsibilities with respect to executive compensation, director compensation and review of the Company CEO’s performance. The Committee also oversees administration of the Company’s employee benefit plans. All Committee members are required to meet the NASD and SEC independence and experience requirements. At the end of 2004, the members of the Committee were Directors Lansing (Chair), Chambers, Miller and Weborg. Mr. Mason is a non-voting member of the Committee until April 2005, when he will meet NASD independence requirements. The Compensation Committee must meet at least quarterly. In 2004, the Committee met five times, including one special meeting.

Executive Committee
      The Executive Committee was created by the Board in 2004. Subject to a few limitations, this Committee may exercise all authority of the full Board when the full Board in not in session. This Committee is responsible for the review and oversight of the Company’s strategic planning process, consideration of the Company’s merger and acquisition opportunities and oversight of the Board’s structure. This Committee is comprised of the chairman of the Board, the chair of each Board committee and Umpqua’s CEO. At the end of 2004, the members of the Committee were Directors Ford (Chair), Davis, Chambers, Coleman, Lansing and Giustina. Director Angell replaced Director Coleman on this Committee in January 2005. This Committee meets at least quarterly. In 2004, the Executive Committee met four times.

Financial Services Committee
      The Financial Services Committee reviews and oversees the operations of Strand Atkinson Williams & York, Inc. and Umpqua Bank’s Private Client Services division. This Committee serves as Strand’s board of directors, as well as the board of directors of Bancorp Financial Services. At the end of 2004, the members of the Committee were Directors Chambers (Chair), Davis, Frohnmayer, Goldschmidt and Mason. This Committee must meet at least quarterly and in 2004, the Committee met four times.

Loan and Investment Committee
      The Loan and Investment Committee approves certain loans, approves charge-offs to the allowance for loan losses, sets interest rate sensitivity, investment and liquidity policies and monitors compliance with those policies and reviews Umpqua’s loan and investment portfolios. At the end of 2004, members of the Committee were Directors Coleman (Chair), Davis, Herbert, Goldschmidt, Angell, Weborg and Timm. In January 2005, Ron Angell replaced Jim Coleman as Chair of this Committee. The Loan and Investment Committee meets at least quarterly and in 2004 it met four times.

Nominating Committee
      The Nominating Committee proposes nominees for appointment or election to the Board of Directors and conducts searches to fill the positions of President and CEO. The Committee is comprised of the chairman of the Board and the chair of each Board committee. All of the directors serving on the Nominating Committee are independent, as defined in the NASD listing standards. At the end of 2004, the members of the Committee were Directors Ford (Chair), Coleman, Chambers, Giustina and Lansing. In January 2005, Director Angell replaced Director Coleman as a member of this Committee. The Nominating Committee meets as often as it deems appropriate and in 2004, the Committee met one time.
Employee Code of Conduct
      The Company has adopted a code of conduct, referred to as the Business Ethics and Conflict of Interest Code. We require all employees to adhere to this code in addressing legal and ethical issues that they encounter in the course of doing their work. This code requires our employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. During 2004, all of our employees were required to certify that they reviewed and understood this code. In addition, all senior management officers were required to certify and disclose any actual or potential conflicts of interest involving them or their affiliates.
      This code provides that our employees may forward confidential or anonymous complaints to our Chief Auditor, who is independent of executive management and who reports directly to our Audit, Compliance and Governance Committee. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of our Business Ethics and Conflict of Interest Code.
      In addition, the Company has adopted a Code of Ethics for Financial Officers, which applies to our chief executive officer, our chief financial officer, our principal accounting officer, our controller and all other officers serving in a finance, accounting, tax or investor relations role. This code for financial officers supplements our Business Ethics and Conflict of Interest Code and is intended to promote honest and ethical conduct, full and accurate financial reporting and to maintain confidentiality of the Company’s proprietary and customer information.
      A copy of our Business Ethics and Conflict of Interest Code and our Code of Ethics for Financial Officers is posted on our website at www.umpquaholdingscorp.com/corporate governance.
EXECUTIVE COMPENSATION
Director Compensation
      The Board of Directors has adopted a Director Compensation Plan that sets forth the terms and manner in which non-employee directors will be compensated for their service on the Board of Directors and committees of Umpqua and its subsidiaries.
      In July 2004, the Board revised the Director Compensation Plan to encourage attendance at Board and committee meetings by eliminating the monthly fee and substituting a participation fee for attendance at meetings. As of January 2005, each non-employee director receives a quarterly retainer of $2,500, a participation fee of $3,000 for each regular Board meeting and a participation fee of $500 for each committee meeting attended. The Board chair receives a quarterly retainer of $3,000 and a participation fee of $3,500 for each regular Board meeting attended. Committee chairs receive a slightly higher participation fee for chairing their committee meetings; $700 for the Audit, Compliance and Governance Committee chair and $600 for the chairs of other committees.
      All director fees are payable in shares of Umpqua Holdings Corporation common stock, purchased quarterly on the open market by a brokerage firm for the account of each director with funds provided by the Company. Directors may choose to receive compensation on a deferred basis.
      Under the Plan, director fees are paid quarterly, in arrears, after review of attendance records. This is a change from prior practice. Directors may attend committee meetings by teleconference, but they are allowed to attend only one regular Board meeting per year by teleconference and they must be personally present at all other regular Board meetings to be entitled to receive their participation fee. The Director Compensation Plan also reiterates the directors’ obligations under applicable securities laws, Umpqua’s Insider Trading Policy, and obligates the directors, if requested to do so, to execute a lockup agreement in the event of a firmly underwritten public offering of our securities.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
      The Compensation Committee has two primary responsibilities. First, it oversees the administration of the Company’s compensation plans and agreements, including incentive stock option plans, 401(k) and profit sharing plans, SERPs, BOLI assets and employment/compensation agreements with the Company’s

CEO. In addition, the members review the performance of the CEO, review with the CEO and approve or ratify the compensation levels of his direct reports and compare the performance of the CEO and his direct reports to Company goals, in order to establish compensation and annual incentives awards. The Committee is composed entirely of independent non-employee members of the Board of Directors. No former employee of the Company serves on this Committee. Ted Mason, the CEO of Humboldt Bancorp until April 2, 2002, sits as a non-voting member of the Committee. We expect he will become a voting member of the Committee in April 2005. The Committee’s activities are governed by a written charter adopted by the Board and reviewed annually by the Committee.
Goals and Principles
      The goal of our compensation program is to attract, motivate and retain the highly talented individuals the Company needs to develop and deliver innovative banking and financial products and services to our customers. The following principles influence the design and administration of our compensation program:

1. Individual and Company Performance. A significant component of compensation should be related to performance. We believe that an employee’s compensation should be tied to how well the employee’s team and the Company perform against both financial and non-financial goals and objectives.

2. Short-Term and Long-Term Incentives. Incentive compensation should balance short and long term performance. We look to balance the focus of all employees on achieving strong short-term or annual results in a manner that will ensure the Company’s long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, senior management is regularly provided with both annual and long-term incentives. Participation in long-term incentive programs increases with higher levels of responsibility, as employees in these leadership roles have the greatest influence on the Company’s strategic direction and results over time.

3. Competitiveness. Compensation levels should be competitive to achieve our goals. The Committee reviews compensation survey data from multiple external sources to ensure that our total compensation program is competitive and sound.

4. Equity Orientation. We provide our employees at all levels with various ways to become shareholders. We make stock option grants to valued employees from time to time and we make restricted stock grants to employees who are outstanding performers, but not necessarily managers. In addition, we sponsor a 401(k) and profit sharing plan that provides for discretionary matching and profit sharing contributions by the Company to eligible employees. The Company’s plan contributions are made 50% in Company stock and 50% in cash.

5. Components of Executive Compensation. The basic components of executive compensation are:

•	Annual cash compensation, including base salary and annual incentive plan;

•	Long-term incentive compensation, including stock options and grants of restricted shares; and

•	Deferred compensation, SERP.

6. Annual Cash Compensation.

6.1 Base Salary. The purpose of base salary is to create a secure base of cash compensation for executives that is competitive with the market. Executives salary increases do not necessarily follow a preset schedule or formula; however, the following are considered when determining appropriate salary levels and increases:

•	The individual’s current and sustained performance results and the methods utilized to achieve those results; and

•	Non-financial performance indicators to include strategic developments for which an executive has responsibility (such as product development, expansion of markets, increase in same-store loan or deposit growth and acquisitions) and managerial performance (such as service quality, sales objectives and regulatory compliance).

The Company’s CEO recommends the compensation of individual executive officers reporting to him, as well as the compensation of executive officers covered by NASD Rule 4350, and the Committee reviews that compensation and compares it with market information to ensure that executive compensation is competitive and that the CEO is exercising his discretion appropriately. The Committee reviews, and ratifies or approves, all components of the compensation for executive officers covered by NASD Rule 4350, including salary, bonus, equity and long-term incentive compensation. Based on this review, the Committee found the CEO’s 2005 recommendations for the Named Executive Officers’ total compensation to be appropriate and approved them.

6.2 Annual Incentives. The purpose of annual incentive plans is to provide cash compensation on an annual basis that is at risk and contingent on the achievement of annual business and operating objectives, as well as personal goals and objectives.

Each of the Named Executive Officers (excluding the CEO) was eligible for target incentives in 2004 up to 45% of their base salary. Achievement of the target bonus in 2004 was based on success in three performance areas: (i) corporate financial targets (40%); (ii) leadership and personal goals (45%); and (iii) regulatory and compliance goals (15%).

7. Long-Term Incentive Compensation. There are two forms of long-term incentives normally granted to our executives: stock options and the award of restricted shares.

•	Stock Options. The purpose of stock options is to provide equity compensation whose value is directly related to the creation of shareholder value and the increase in Company stock price. Stock options provide executives a vehicle (subject to vesting requirements) to increase equity ownership and share in the appreciation of the value of Company stock.

•	Restricted Stock Grants. Restricted stock grants are awarded subject to vesting requirements and, in some cases, subject to the Company achieving predetermined financial goals. Restricted shares serve to help retain key executive talent, as well as retain non-executive employees who make a significant contribution to the Company.

Three employees received option grants in 2004, totaling 30,000 shares. Forty employees received restricted share grants in 2004, totaling 12,200 shares.

8. Compensation for the Chief Executive Officer. Mr. Davis led the Company through the successful acquisition and integration of Humboldt Bancorp in 2004. At the same time, Mr. Davis continued to emphasize the Company’s vision and mission, which is to create a unique and memorable banking environment in which our customers perceive the bank as an indispensable partner in achieving their financial goals; our people achieve unparalleled personal and professional success; our shareholders achieve the exceptional rewards of ownership; and our communities benefit from our involvement and investment in their future.

In April 2004, the Compensation Committee reviewed Mr. Davis’s compensation package. Historically, Mr. Davis’s compensation has been reviewed mid-year. The Committee determined that it is better to review Mr. Davis’s compensation at fiscal year-end, when results are known. This is also consistent with the timing of compensation review for the other Named Executive Officers. Therefore, in April 2004, the Committee elected to change Mr. Davis’s compensation review date to the end of each fiscal year, beginning at the end of 2004. As an interim measure and based upon external compensation surveys provided to the Committee by nationally recognized third party compensation consultants, the Committee adjusted Mr. Davis’s compensation as follows: his base salary was increased from $400,000 to $475,000, effective June 1, 2004 and his targeted annual incentive pay was increased from 50% to 60% of base salary.

At meetings in December 2004 and February 2005, the Committee again reviewed all components of Mr. Davis’s compensation including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option, restricted stock gains and various perquisites and other personal benefits. Tally sheets setting forth those components were prepared and reviewed together with tally sheets from peer companies, a compensation review of specified peer financial institutions provided by a nationally recognized third party compensation consultant, as well as salary survey data provided by other such consultants. In addition, the Committee received advice from the Company’s outside counsel. Based on this information, the Committee felt that an adjustment to Mr. Davis’s compensation was appropriate in light of the fact that the Company had grown significantly as a result of the successful acquisition of Humboldt Bancorp. Effective January 1, 2005, Mr. Davis’s base salary increased from $475,000 to $608,000 and his targeted annual incentive increased from 60% to 75% of base salary. For 2005, Mr. Davis’s incentive compensation is based on success in three performance areas: corporate financial targets (65%), leadership and personal goals (20%) and regulatory and compliance goals (15%). In addition, effective January 3, 2005, the Committee awarded Mr. Davis a stock option grant of 75,000 shares at the then current market price vesting over a four-year period, with 30% per year vesting over the first two years and 20% per year over the final two years.

9. Proposed Performance-Based Executive Incentive Plan. Section 162(m) of the Internal Revenue Code generally disallows federal income tax deductions by publicly traded companies for compensation in excess of $1 million per year paid to those executive officers whose compensation is detailed in the Summary Compensation Table. Under an exception to the general rule of non-deductibility, the $1 million deduction limit does not apply to qualified performance-based compensation. The Company has undertaken to qualify the short-term incentive compensation it makes available to its executive officers for the performance-based exception to non-deductibility. The Umpqua Holdings Corporation 2005 Performance-Based Executive Incentive Plan (the “2005 Plan”), pending approval by shareholders at this year’s Annual Meeting of Stockholders, is believed to meet the requirements of Section 162(m).

In prior years, the limitations of Section 162(m) did not affect the deductibility of compensation to any of our executive officers. The Company does not expect that the deductibility of compensation to executive officers in 2005 will be affected by the limitations of Section 162(m), if shareholders approve the 2005 Plan.

At this time, it is the policy of the Compensation Committee to ensure that all compensation payable to the CEO and the other Named Executive Officers is fully deductible for federal income tax purposes consistent with Section 162(m).

Summary
      The Committee believes the executive compensation policies and programs described in this report serve shareholder interests and the Company. Compensation to executives is aligned with Company and individual performance. We will continue to evaluate and, as necessary, update our compensation programs to assure that they remain performance driven, are competitive, serve to retain the best talent and reinforce equity ownership.
Submitted by the Compensation Committee:
Bill Lansing (Chair)
Scott Chambers
Diane Miller
Tom Weborg
Ted Mason (non-voting member)

Executive Compensation
      The following table sets forth all compensation paid during the last three calendar years to the Chief Executive Officer and the four executive officers (“Named Executive Officers”), other than the Chief Executive Officer, who had the highest total annual salary and bonus in excess of $100,000 in 2004.
Summary Compensation Table

	Annual Compensation				Long Term Compensation

					Awards		Payouts

				Other	Restricted	Securities
				Annual	Stock	Underlying
			Bonus($)	Compensation	Award(s)	Options/SAR	LTIP	All Other
Name and Principal Position	Year(1)	Salary($)	(2)	($)	($)	(#)	Payouts($)	Compensation ($)

Raymond P. Davis	2004	$446,875	$267,188	$15,330	—	—	—	$33,368	(3)
President and Chief	2003	$374,339	$195,000	$17,810	—	150,000	—	$27,229	(3)
Executive Officer,	2002	$268,750	$161,250	$20,263	—	50,000	—	$33,998	(3)
Umpqua Holdings Corporation/ Umpqua Bank
David M. Edson	2004	$238,500	$150,000	$11,120	—	—	—	$16,330	(3)
Executive Vice President,	2003	$197,313	$79,500	$39,482	$95,050	10,000	—	$47,493	(3,4)
Umpqua Holdings	2002	$43,066	$25,000	$1,800	—	25,000	—	$7,309	(3,4)
Corporation President, Umpqua Bank-Oregon
Daniel A. Sullivan	2004	$223,500	$135,000	$8,052	—	—	—	$15,575	(3)
Executive Vice	2003	$195,989	$78,800	$8,944	$95,050	10,000	—	$13,729	(3)
President/ Chief Financial	2002	$181,472	$72,589	$7,842	—	20,000	—	$20,724	(3)
Officer, Umpqua Holdings Corporation/ Umpqua Bank
Brad F. Copeland	2004	$223,000	$135,000	$12,364	—	—	—	$15,646	(3)
Executive Vice	2003	$189,037	$80,000	$11,295	$95,050	15,000	—	$13,313	(3)
President/ Chief Credit	2002	$175,035	$70,014	$9,940	—	15,000	—	$19,402	(3)
Officer, Umpqua Holdings Corporation/ Umpqua Bank
Barbara J. Baker	2004	$147,477	$55,000	—	—	—	—	$9,233	(3)
SVP/ Human Resources,	2003	$140,454	$37,000	—	$47,525	—	—	$7,698	(3)
Umpqua Holdings	2002	$41,691	$15,000	—	—	15,000	—
Corporation/ Umpqua Bank

(1)	2003 was the first full year of employment with the Company for Mr. Edson and Ms. Baker.

(2)	Includes bonuses paid, or to be paid, during the subsequent year but attributable to the year indicated.

(3)	Includes amounts contributed to a Supplemental Executive Retirement Plan and/or to Umpqua’s 401(k) and Profit Sharing Plan for the executive’s benefit.

(4)	A housing allowance of $35,493 was paid on Mr. Edson’s behalf in 2003 and $7,903 for relocation and housing in 2002.
Executive Compensation Plans and Agreements

Employment and Change of Control Agreements
      We have entered into special agreements with our Named Executive Officers. These agreements are intended to motivate the executives to remain employed by us, to work hard for us, to meet regulatory and compliance objectives and to help the Company achieve financial performance goals set by the Board of Directors.

Employment Agreement with Raymond P. Davis
      Our agreement with Raymond P. Davis, effective July 1, 2003, provides for his employment as President and Chief Executive Officer. It has no specific term and we may terminate his employment at any time for any reason or for no reason at all. However, if we terminate his employment without cause or if he leaves our employ for good reason, as defined in that agreement, he is entitled to a severance benefit equal to twice his base salary just prior to termination and twice his bonus received the prior year. Should Mr. Davis’ employment terminate as a result of a change in control, his employment agreement provides for payment of a severance benefit equal to three years base salary and three times the bonus that he was targeted to receive that year, payable over 36 months. In addition, the Company, or its successor, would be obligated to pay health and welfare benefits for three years following termination, immediately vest all unvested stock options and provide an additional credit to his supplemental executive retirement plan.

Retirement Plan for Mr. Davis
      We entered into a Supplemental Executive Retirement Plan with Mr. Davis on July 1, 2003 that provides for retirement benefits to be paid to him if his employment ends on or after June 3, 2011. The annual retirement benefit payable under the Davis SERP is equal to three percent multiplied by his years of service (not to exceed 60%), multiplied by his “Final Average Compensation.” Final Average Compensation means the highest three-year average annual total Compensation out of the final five years of employment. “Compensation” means base salary and cash bonus paid under his Employment Agreement and is the same as the salary and bonus reported on the Summary Compensation Table. The benefits payable under this plan are reduced by the amounts otherwise provided by Social Security and other retirement benefits paid by the Company.

      The table below shows the estimated annual pension benefits payable at normal retirement in the Davis SERP, which is a non-qualified defined benefit plan. For the purposes of the Davis SERP and the table below, the table describes the annual benefit payable as a single life annuity beginning at age 62 (17 years of service). For purposes of the Davis SERP, Mr. Davis had 10.5 years of service as of December 31, 2004.
Pension Plan Table

	17 Years’	20 Years’	25 Years’
Final Average Compensation	Service	Service	Service

$570,000	$290,700	$342,000	$342,000
620,000	316,200	372,000	372,000
670,000	341,700	402,000	402,000
720,000	367,200	432,000	432,000
770,000	392,700	462,000	462,000
820,000	418,200	492,000	492,000
870,000	443,700	522,000	522,000
      The payout under the Davis SERP is adjusted in the event of a termination with or without cause, or disability prior to retirement based on the vesting schedule set forth below. Had Mr. Davis terminated his employment on December 31, 2004, he would have been entitled to receive a one time total benefit of $237,000; had the Company terminated his employment on December 31, 2004, he would have been entitled to a one time total benefit of $356,000. In the event of a change in control, Mr. Davis is credited with additional years of service equal to one half of the time remaining between his actual years of service and 17, his earliest retirement date at age 62. If there had been a change in control at December 31, 2004, his estimated annual benefit commencing at age 62 would have been $236,000. During 2004, the Company accrued $893,000 with respect to the Davis SERP.
Davis SERP Vesting Schedule

	Voluntary Termination or Termination	Termination by Umpqua Without Cause or
Prior to Year End	with Cause(1)	by Participant for Good Reason(1)

6/30/2004	20%	30%
6/30/2005	25%	40%
6/30/2006	30%	50%
6/30/2007	35%	60%
6/30/2008	40%	80%
6/30/2009	60%	100%
6/30/2010	80%	100%
6/30/2011	90%	100%
Thereafter	100%	100%

(1)	Vesting percentage represents the percentage of the amounts actually accrued by the Company as of that date to which Mr. Davis is entitled, not the percentage of the projected retirement benefit.

Employment Agreements with Other Named Executive Officers
      We have entered into Terms of Employment and Severance Agreements with David M. Edson, Daniel A. Sullivan, Brad F. Copeland and Barbara J. Baker. These agreements have no specific term of employment. However, if we terminate the executive’s employment without cause or if the executive leaves our employ for good reason, as defined in that agreement, the executive is entitled to a severance benefit. The Agreements with Mr. Edson, Mr. Sullivan and Mr. Copeland entitle these executives to a severance benefit equal to the greater of (i) nine months of the executive’s base salary or (ii) two weeks for every year of employment paid over nine months. The Agreement with Ms. Baker entitles her to a severance benefit equal to the greater of (i) six months of her base salary or (ii) two weeks for every year of employment paid over six months.
      Should the executive’s employment terminate as a result of a change in control, his or her employment agreement provides for payment of a severance benefit equal to one to two times base salary and one to two times the bonus he or she received the prior year, payable over six to 12 months. In addition, if the executive remains employed for twelve months following a change in control, he or she will receive a bonus equal to six to twelve months base salary and 50% to 100% of the bonus paid the prior year, payable over six to twelve months.

Incentive Plan for Senior Management
      Effective January 1, 2004, we adopted an Incentive Plan for 2004 that provided for bonuses to be awarded to the Chief Executive Officer and our Named Executive Officers upon achievement of individual performance objectives established by the Board of Directors or the Compensation Committee for Mr. Davis and individual performance objectives established by Mr. Davis for the other named executives. In addition, the incentive compensation is tied to performance goals established by the Board of Directors or the Compensation Committee for specific divisions and the Company as a whole.
      Each executive is assigned a target bonus, which is a percentage of base salary. The target bonus is discretionary and subject to adjustment. Achievement of the target bonus is based on the success of the Company and the individual executive in three performance areas: (i) Company financial goals (based on earnings per share); (ii) leadership and personal goals; and (iii) regulatory and compliance goals. Please refer to the Compensation Committee’s Report on Executive Compensation for more information.

2003 Stock Incentive Plan
      We have a stock incentive plan that was approved by shareholders in 2003. Two million shares of common stock were reserved for issuance under the 2003 plan. The plan is administered by the Board’s Compensation Committee. Under the 2003 plan, non-qualified stock options, incentive stock options and restricted stock grants may be issued to employees and directors of the Company and its subsidiaries as recommended by the Committee and approved by the Board.
      Under the terms of the 2003 plan, awards of stock options and restricted stock grants, when added to options under all other plans, are limited to a maximum of ten percent of the outstanding shares on a fully diluted basis. During 2004, we granted options to purchase 30,000 shares to employees under the 2003 Stock Incentive Plan and we granted 12,400 shares of restricted stock. As of March 4, 2005, there were a total of 1,405,400 shares in the 2003 plan available for future grants, of which all were immediately available for issuance under the ten percent limitation.

Option and Restricted Stock Grants
      No restricted stock or stock options were granted to the Named Executive Officers during 2004.

Option Exercises
      The following table summarizes stock option exercises by the Named Executive Officers during 2004 and the value of unexercised options held by them at December 31, 2004:

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at Year-End (#)		Year-End ($)(2)
	Acquired on	Value
	Exercise (#)	Realized(3)	Exercisable	Unexercisable	Exercisable	Unexercisable

Raymond P. Davis	55,000	$1,083,892	209,329	147,500	$3,554,541	$1,044,400
David M. Edson	—	—	12,000	23,000	$118,300	$208,450
Daniel A. Sullivan	17,600	$191,048	70,500	19,500	$1,012,198	$193,553
Brad F. Copeland	—	—	35,880	19,500	$518,771	$163,425
Barbara J. Baker	—	—	6,000	9,000	$49,380	$74,070

(1)	All share amounts have been adjusted to reflect any stock dividends and stock splits subsequent to the date of grant.

(2)	The value of unexercised in-the-money options is calculated as follows for each grant: (the closing price of Umpqua common stock at December 31, 2004 minus the option exercise price), multiplied by the number of shares subject to the option. On December 31, 2004, the closing price of Umpqua’s common stock was $25.21 per share.

(3)	Based on three exercises by Mr. Davis: (i) 20,000 shares on 2/13/04 at an exercise price of $2.6956 per share and a closing price of $21.01 per share; (ii) 10,000 shares on 3/17/04 at an exercise price of $2.6956 per share and a closing price of $19.67 per share; and (iii) 25,000 shares on 12/8/04 at an exercise price of $2.6956 per share and a closing price of $24.61 per share. Based on two exercises by Mr. Sullivan: (i) 10,000 shares on 3/17/04 at an exercise price of $8.6250 per share and a closing price of $19.67 per share and (ii) 7,600 shares on 3/29/04 at an exercise price of $8.6250 per share and a closing price of $19.23 per share.

Equity Compensation Plan Information
      The following table sets forth information about equity compensation plans that provide for the award of securities or the grant of options to purchase securities to employees of Umpqua and its subsidiaries that were in effect at December 31, 2004.

	Equity Compensation Plan Information

			(c)
			Number of Securities
			Remaining Available
	(a)		for Future Issuance
	Number of Securities to	(b)	under Equity,
	be Issued upon	Weighted-Average	Compensation Plans
	Exercise of Outstanding	Exercise Price of	Excluding Securities
	Options, Warrants	Outstanding Options,	Reflected in
Plan Category	and Rights(1)	Warrants and Rights	Column (a)(2)

Equity compensation plans approved by security holders	1,948,682	$8.34	1,769,000
Equity compensation plans not approved by security holders	0	0	0

Total	1,948,682	$8.34	1,769,000

(1)	Includes 416,912 shares issued under Centennial Bancorp’s stock option plans, having a weighted average exercise price of $10.88 per share at December 31, 2004. Includes 690,656 shares issued under Humboldt Bancorp’s stock option plans, having a weighted average exercise price of $7.50 per share at December 31, 2004. In connection with mergers, Umpqua assumed Centennial’s and Humboldt’s obligations under their respective stock option plans.

(2)	At Umpqua’s 2003 Annual Meeting, shareholders approved the 2003 Stock Incentive Plan. The plan authorized the issuance of 2,000,000 shares of stock through awards of incentive stock options, nonqualified stock options or restricted stock grants; provided awards of stock options and restricted stock grants under the 2003 Stock Incentive Plan, when added to options outstanding under all other plans, are limited to a maximum 10% of the outstanding shares on a fully diluted basis.
Transactions with Directors and Officers
      Many of our directors and officers, their immediate family members and businesses with which they are associated, borrow from and have deposits with Umpqua Bank. All such loans are made in the ordinary course of Umpqua Bank’s business, and on substantially the same terms, including interest rates paid or charged and collateral required, as comparable transactions with unaffiliated persons. The transactions did not involve more than the normal risk of collection or present other unfavorable features to Umpqua Bank.
      As of December 31, 2004, the aggregate outstanding amount of all loans to executive officers, directors, principal shareholders and their businesses was approximately $2.345 million, which represented approximately 0.3% of the consolidated shareholders’ equity at that date. All such loans are currently in good standing and are being paid in accordance with their terms.
COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS
      Section 16 of the Securities Exchange Act of 1934 requires that all executive officers, directors and persons who beneficially own more than 10 percent of our common stock file an initial report of their beneficial ownership of common stock on Form 3, and to periodically report changes in their ownership on Form 4 and 5. The reports must be made with the Securities and Exchange Commission based on information provided to us by the Section 16 reporting person. Based solely upon our review of (i) the Section 16 reports that we filed on behalf of directors and executive officers, or received from them with respect to the fiscal year ended December 31, 2004, and (ii) their written representations that no Form 5 is required, we believe that all reporting persons made all required Section 16 filings with respect to the 2004 fiscal year on a timely basis, except that due to the Company’s administrative oversight, Barbara Baker was late reporting the delivery of 177 shares to the Company in connection with the payment of her tax liability upon the vesting of certain restricted shares.

STOCK PERFORMANCE GRAPH
      The following chart compares the yearly percentage change in the cumulative shareholder return on our common stock during the five fiscal years ended December 31, 2004, with (i) the Total Return Index for The Nasdaq Stock Market (U.S. Companies) (ii) the Standard & Poors 500 and (iii) the Total Return Index for Nasdaq Bank Stocks, as reported by the Center for Research in Securities Prices. This comparison assumes $100.00 was invested on December 31, 1999, in our common stock and the comparison indices, and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all stock dividends. Price information from December 31, 1999 to December 31, 2004, was obtained by using the Nasdaq closing price as of that date.
Total Return Performance

	Period Ending

Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Umpqua Holdings Corporation	100.00	93.55	150.74	205.83	236.40	289.30

Nasdaq Bank Stocks	100.00	114.23	123.68	126.65	162.92	186.45

Nasdaq U.S.	100.00	60.31	47.84	33.07	49.45	53.81

S&P 500	100.00	91.20	80.42	62.64	80.62	89.47

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS
      The following table sets forth the shares of common stock beneficially owned as of March 4, 2005, by each director and each Named Executive Officer, the directors and executive officers as a group and those persons known to beneficially own more than 5% of Umpqua’s common stock.

	Number of Shares
	Beneficially		Percentage
Name and Position	Owned(1)		of Class

Lynn K. Herbert, Director	570,626	(2)	1.29%
Raymond P. Davis, Director, President/ Chief Executive Officer	292,921	(3, 4)	*
Theodore S. Mason, Director	165,252	(5)	*
Allyn C. Ford, Chairman	159,655	(6)	*
Ronald F. Angell, Director	135,284	(7)	*
James D. Coleman, Director	117,694	(3)	*
Dan Giustina, Director	111,248	(8)	*
Daniel A. Sullivan, EVP/ Chief Financial Officer	108,030	(9)	*
Brad Copeland, EVP/ Chief Credit Administrator	50,853	(3, 10)	*
Thomas W. Weborg, Director	33,895	(11)	*
William Lansing, Director	30,910	(3)	*
David Edson, President — Umpqua Bank-Oregon	17,508	(12)	*
David Frohnmayer, Director	12,341	(3)	*
Barbara Baker, SVP/ Human Resources Director	9,210	(13)	*
Scott Chambers, Director	9,306		*
Diana Goldschmidt, Director	3,645		*
Diane D. Miller, Director	1,058	(2)	*
Bryan L. Timm, Director	133		*

All Directors executive officers as a group (19 persons)	1,855,544	(2-13)	4.18%
Barclays Global Investors, NA/ Barclays Global Fund Advisors	2,323,445	(14)	5.23%
45 Fremont Street, San Francisco, CA 94105

*	Less than 1.0%

(1)	Shares held directly with sole voting and investment power, unless otherwise indicated. Shares held in the Dividend Reinvestment Plan have been rounded down to the nearest whole share.

(2)	Includes shares held jointly with his spouse. Also includes shares held as custodian for minor children.

(3)	Includes shares held with or by his/her spouse.

(4)	Includes 181,829 shares covered by options exercisable within 60 days.

(5)	Includes 89,936 shares covered by options exercisable within 60 days.

(6)	Includes 129,969 shares held as Agent for Ford Family Investment Pool.

(7)	Includes 29,430 shares covered by options exercisable within 60 days.

(8)	Includes 12,900 shares covered by options exercisable within 60 days.

(9)	Includes 77,000 shares covered by options exercisable within 60 days.

(10)	Includes 39,630 shares covered by options exercisable within 60 days.

(11)	Includes 10,227 shares covered by options exercisable within 60 days.

(12)	Includes 12,000 shares covered by options exercisable within 60 days.

(13)	Includes 6,000 shares covered by options exercisable within 60 days.

(14)	This information is taken from a Form 13G filed February 14, 2005 with respect to holdings as of December 31, 2004. The reporting person has disclaimed beneficial ownership pursuant to Rule 13d-1.

AUDIT, COMPLIANCE AND GOVERNANCE COMMITTEE REPORT
      The Audit, Compliance and Governance Committee of the Board of Directors oversees the accounting, financial reporting and regulatory compliance processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor and the performance of the Company’s internal and independent auditors. The Committee’s function is more fully described in its charter, which the Board has adopted. The Committee reviews that charter on an annual basis.
      The Board annually reviews the Nasdaq listing standards definition of independence for audit committee members and has determined that each member of the Committee meets that standard.
      Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.
      As a Committee, we met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Committee discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors. The Committee also discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required for certain of the Company’s filings with the Securities and Exchange Commission.
      The Audit, Compliance and Governance Committee appointed Deloitte & Touche LLP as the registered independent public accounting firm for the Company after reviewing the firm’s performance and independence from management. The Company’s registered independent public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.
      The Audit, Compliance and Governance Committee reviewed with management and Deloitte & Touche LLP the Company’s audited financial statements and met separately with both management and Deloitte & Touche LLP to discuss and review those financial statements and reports prior to issuance. Management has represented, and Deloitte & Touche LLP has confirmed, to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles.
      The Audit, Compliance and Governance Committee received from and discussed with Deloitte & Touche LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and SEC Regulation S-X, Rule 2-02. The Committee also discussed with Deloitte & Touche LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants, to the extent applicable. The Committee reviewed audit and non-audit services performed by Deloitte & Touche LLP and discussed with the auditors their independence.
      In reliance on these reviews and discussions referred to above, the Audit, Compliance and Governance Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004.
Submitted by the Audit, Compliance and Governance Committee:
Dan Giustina (Chair)
David Frohnmayer
Lynn Herbert
Diana Goldschmidt
Ron Angell
Diane Miller
Bryan Timm

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
      Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), independent Certified Public Accountants, audited our consolidated financial statements for the year ended December 31, 2004. One or more representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will be given the opportunity to make a statement, and will be available to respond to any appropriate questions.
Independent Auditors’ Fees
      The Deloitte Entities billed us for professional services rendered for the fiscal years ended December 31, 2004 and 2003, as summarized below.

	2004		2003

	($ In thousands)
Audit Fees(a)		$800		$331
Audit-Related Fees(b)		26		28
Tax Fees(c)	$66		$177
Planning and Advising-Tax Fees(d)	22		-0-

Total Tax Fees		$88		$177

Total Fees		$914		$536
      (a) Fees for audit services billed in 2004 consisted of:

•	Audit of the Company’s annual financial statements
•	Reviews of the Company’s quarterly financial statements
      Fees for audit services billed in 2003 consisted of:

•	Audit of the Company’s annual financial statements
•	Reviews of the Company’s quarterly financial statements
      (b) Fees for audit-related services billed in 2004 and 2003 consisted of:

•	Due diligence associated with mergers/acquisitions
•	Financial accounting and reporting consultations
•	Employee benefit plan audits
•	Agreed-upon procedures engagements

      (c) Fees for tax services billed in 2004 and 2003 consisted of tax compliance and tax planning and advice:

•	Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

i. Federal, state and local income tax return assistance
ii. Sales and use, property and other tax return assistance
iii. Assistance with tax return filings in certain foreign jurisdictions
iv. Research & Development tax credit documentation and analysis for purposes of filing amended returns
v. Transfer pricing documentation
vi. Requests for technical advice from taxing authorities
      (d) Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of:

•	Tax advice related to structuring certain proposed mergers, acquisitions and disposals

	2004	2003

Ratio of Tax Planning and Advice Fees to Audit Fees, Audit-Related Fees and Tax Compliance Fees	2.5%	-0-
      In considering the nature of the services provided by the independent auditor, the Audit, Compliance and Governance Committee (the “Committee”) determined that such services are compatible with the provision of independent audit services. The Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission (the “SEC”) to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
Pre-Approval Policy
      The services performed by the independent auditor for the 2004 audit engagement were pre-approved by the Audit, Compliance and Governance Committee at its April 20, 2004 and September 21, 2004 meetings, in accordance with the Committee’s pre-approval policy and procedures. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories in the following fiscal year be presented to the Committee for approval.
      Services provided by the independent auditor during the following year that are included in the Service List were pre-approved following the policies and procedures of the Committee.
      Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit, Compliance and Governance Committee. The Chairman must update the Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
      In addition, although not required by the rules and regulations of the SEC, the Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

      On a quarterly basis, the Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.
      The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1. The service is not an audit, review or other attest service;

2. The aggregate amount of all such services provided under this provision does not exceed the lesser of $5,000 or five percent of total fees paid to the independent auditor in a given fiscal year;

3. Such services were not recognized at the time of the engagement to be non-audit services (to date the SEC has not provided any guidance with respect to determining whether or not a service was “recognized” at the time of the engagement. We believe that the SEC intended the term “recognized” to mean “identified”);

4. Such services are promptly brought to the attention of the Audit, Compliance and Governance Committee and approved by the Audit, Compliance and Governance Committee or its designee; and

5. The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.
NOMINATION PROCEDURES
      Our Statement of Governance Principles describes the qualifications that the Company looks for in its nominees to the Board of Directors. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our shareholders. The Board will consider the policy-making experience of the candidate in the major business activities of the Company and its subsidiaries. The Board will also consider whether the nominee is representative of the major markets in which the Company operates. Directors must be willing to devote sufficient time to effectively carry out their duties and responsibilities and must be committed to serve on the Board for at least the term to which they are elected. Nominees should not serve on more than three boards of public companies in addition to the Company’s Board. The Board has also adopted a policy that no person shall be eligible for election or reelection as a director if that person will reach the age of 65 at the time of that person’s election or reelection, provided that a director who reaches age 65 during his or her term, shall complete the term for which that director was elected.
      A shareholder may recommend a candidate to the Board and that recommendation will be reviewed and evaluated by our Nominating Committee. Our Committee will use the same procedures and criteria for evaluating nominees recommended by shareholders as it does for nominees selected by the Company. Shareholder recommendations for Board candidates should be submitted to the Company’s Corporate Secretary, Steven Philpott at Umpqua Holdings Corporation’s Legal Department, P.O. Box 1560, Eugene, OR 97440.
      In 2004, we received no recommendations for Board candidates from shareholders who do not now sit on our Board. In 2004, we hired Lee Koehn Associates, Inc. to recommend potential Board candidates from the Portland area to our Nominating Committee. Among others, Koehn recommended Bryan Timm, who the Nominating Committee recommended for appointment and who was then appointed to the Board in December 2004.

SHAREHOLDER COMMUNICATIONS
      Our directors are active in their respective communities and they receive comments, suggestions, recommendations and questions from shareholders, customers and other interested parties on an ongoing basis. Our directors are encouraged to share those questions, comments and concerns with other directors and with our CEO. Comments and questions directed to our Board should be submitted to the Company’s Corporate Secretary, Steven Philpott at Umpqua Holdings Corporation’s Legal Department, P.O. Box 1560, Eugene, OR 97440. These comments will be communicated to the Board at its next regular meeting. No communications of this type were received from shareholders in 2004. The Company has no policy regarding the attendance of directors at the annual meeting of shareholders. Three directors attended the 2004 annual meeting.
Information Available To Shareholders
      Our annual report is being mailed to shareholders with this proxy statement. Additional copies of the annual report may be obtained without charge by writing to Investor Relations, Umpqua Holdings Corporation, One SW Columbia Street, Suite 1200, Portland, Oregon 97258.
      We are a reporting company under the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.
      Our Form 10-K, including the financial statements and schedules, is available free of charge on our website. Our website. www.umpquaholdingscorp.com, includes an Investor Relations section, which provides a link to our SEC filings. You can also access the information through Umpqua Bank’s Internet web site, www.umpquabank.com/investorrelations.
Shareholder Proposals
      Any shareholder who wishes to submit a proposal for consideration at our next annual meeting must submit the proposal no later than December 17, 2005. A shareholder who wishes to submit a proposal to be included in our next proxy and proxy statement for the 2006 annual meeting must submit the proposal no later than November 17, 2005.

APPENDIX A
AUDIT, COMPLIANCE AND GOVERNANCE COMMITTEE CHARTER
Purpose
      The Audit, Compliance and Governance Committee shall carry out the Board’s overall responsibility with respect to: (1) the integrity of the Company’s financial statements and the financial reporting process, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, (4) the Company’s compliance with legal and regulatory requirements, (5) oversight of the Company’s system of internal controls, including controls relating to operations, financial reporting and compliance with laws and regulations and (6) the credit review function.
      The Audit, Compliance and Governance Committee shall review and approve the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.
     Committee Membership
      The Audit, Compliance and Governance Committee shall consist of no fewer than four members. All members of the Audit, Compliance and Governance Committee shall meet the independence and experience requirements of the Nasdaq Marketplace Rules and applicable SEC rules and regulations. At least one member of the Audit, Compliance and Governance Committee shall be qualified and designated as an “audit committee financial expert” as defined by SEC regulations. Audit, Compliance and Governance Committee members shall not simultaneously serve on the audit committees of more than two other public companies.
      The Board shall appoint the members of the Audit, Compliance and Governance Committee on the recommendation of the Board Chair. The Board shall appoint the Committee’s members at the Board meeting next following the Corporations’ annual meeting of shareholders. The Board may replace a Committee member at any time.
Committee Chair
      The Board shall appoint one of the Committee members as the Committee Chair. The Committee may appoint one of its members as Vice Chair, to carry out the duties of the Committee Chair in his or her absence.
Meetings
      The Audit, Compliance and Governance Committee shall meet as often as it determines, but at least quarterly. The Audit, Compliance and Governance Committee shall meet periodically with management, the internal auditors and the independent auditors and it shall regularly meet in executive sessions, without management present. The Committee Chair may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
Committee Reports
      The Committee Chair shall report the Committee’s activities and actions to the Board at the regular Board meeting next following each Committee meeting. The Committee may refer to the Board any matter that the Committee believes should be addressed by the Board. The Audit, Compliance and Governance Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit, Compliance and Governance Committee shall annually review the Audit, Compliance and Governance Committee’s own performance, as it relates to compliance with this Charter.

Committee Authority and Responsibilities
      The Audit, Compliance and Governance Committee shall have the sole authority to appoint or replace the Company’s independent auditor (subject, if applicable, to shareholder ratification). The Audit, Compliance and Governance Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit, Compliance and Governance Committee.
      The Audit, Compliance and Governance Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Audit, Compliance and Governance Committee prior to the completion of the audit. The Audit, Compliance and Governance Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit, Compliance and Governance Committee at its next scheduled meeting.
      The Audit, Compliance and Governance Committee shall oversee development and administration of the Company’s corporate governance structures and monitor the Company’s compliance with related legislation and regulations.
      The Audit, Compliance and Governance Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit, Compliance and Governance Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit, Compliance and Governance Committee.
      The Audit, Compliance and Governance Committee shall have all of the authority of the Board to act or exercise corporate powers with respect to the following:

Financial Statement and Disclosure Matters
      1. Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.
      2. Review and discuss with management and the independent auditor all earnings releases prior to public issuance.

2.1 Management shall provide a draft of the Form 10-Q to the Committee for review before it is filed. The members of the Committee shall review it and management and the independent auditor shall be available to respond to questions or concerns. The Committee Chair, in his discretion, may call a Committee meeting to discuss the 10-Q with management and the independent auditor before it is filed.
      3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

      4. Review and discuss the periodic reports from the independent auditors on:

a. All critical accounting policies and practices to be used.

b. All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

c. Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.
      5. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).
      6. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.
      7. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.
      8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, and restrictions on the scope of activities or access to requested information, and any significant disagreements with management.
      9. Review disclosures made to the Audit, Compliance and Governance Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor
      10. Review and evaluate the lead partner of the independent auditor team.
      11. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit, Compliance and Governance Committee shall present its conclusions with respect to the independent auditor to the Board.
      12. Ensure the rotation of the lead and concurring audit partners every five (5) years and the rotation of other audit partners every seven (7) years, or as otherwise required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.
      13. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.
      14. If appropriate, discuss with the national office of the independent auditor issues on which the Company’s audit team consulted them and matters of audit quality and consistency.

      15. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function
      16. Review, with the Company’s CEO, the appointment and replacement of the senior internal audit executive.
      17. Review the audit plans, operational audit reports, compliance audit reports and other significant reports prepared by the internal audit department and management’s responses to those reports.
      18. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance/ Risk Management Oversight Responsibilities
      19. Review and report to the Board on all state and federal regulatory examination reports and management’s response to those reports.
      20. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.
      21. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign-affiliated entities are in conformity with applicable legal requirements and the Company’s Business Ethics and Conflict of Interest Code. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Business Ethics and Conflict of Interest Code.
      22. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
      23. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.
      24. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.
      25. Periodically review the Company’s insurance coverage, to include property and casualty, directors and officer’s insurance, entity errors and omissions, fiduciary liability and other coverage carried by or recommended to the Company.

Oversight of the Credit Review Function
      26. Review and approve the annual Credit Review Plan on an annual basis.
      27. Review activity reports, portfolio analysis, project summaries and plan to actual status on a periodic basis.
      28. Discuss with management, the credit review department responsibilities, budget, staffing and any recommended changes in planned scope.

Corporate Governance Responsibilities
      29. Review and report to the Board on the Company’s corporate governance structures, policies and procedures and recommend changes, as appropriate.
      30. Review, approve, disapprove and modify the following policies: [list of policies omitted]

Limitation of Committee’s Role
      While the Audit, Compliance and Governance Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit, Compliance and Governance Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

APPENDIX B
UMPQUA HOLDINGS CORPORATION
2005 PERFORMANCE-BASED
EXECUTIVE INCENTIVE PLAN
      1. Purposes. The purposes of this Performance-Based Executive Incentive Plan are to enable Umpqua Holdings Corporation to attract, retain, motivate and reward the best qualified executive officers by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.
      2. Definitions. Unless the context requires otherwise; the following words as used in the Plan have the meanings ascribed to each below:

(a) “Board” means the Board of Directors of the Company.

(b) “Committee” means the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) consisting of two or more directors each of whom is an “outside director” within the meaning of Section 162(m).

(c) “Company” means Umpqua Holdings Corporation.

(d) “Covered Employee” has the meaning set forth in Section 162(m).

(e) “Participant” means each person designated by the Committee to participate in a Performance Period and who is a Covered Employee or executive officer of the Company.

(f) “Performance Period” means each calendar year or multi-year cycle as determined by the Committee.

(g) “Plan” means the 2005 Umpqua Holdings Corporation Performance-Based Executive Incentive Plan, as set forth herein and as hereafter amended from time to time.

(h) “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(i) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, stock representing more than 50% of the voting power of all classes of stock entitled to vote.
      3. Administration. The Committee shall administer and interpret the Plan, provided that, in no event shall the Plan be interpreted in a manner which would cause any award intended to be qualified as performance-based compensation under Section 162(m) to fail to so qualify. The Committee shall establish the performance targets for any Performance Period in accordance with Section 4 and certify whether such performance targets have been obtained. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.
      4. Incentives.

(a) Performance Criteria. Within 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish for each Participant: (i) performance targets for the Company that must be satisfied in order for a Participant to receive an incentive payment for such Performance Period and (ii) target awards that correspond the performance targets for such Performance Period. Unless the Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m), any such performance objectives will be based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee for the Performance Period: (i) fully diluted earnings per share of the Company, (ii) supervisory rating issued by federal or state regulatory agencies of the Company and any of its subsidiaries, and (iii) Efficiency Ratio of the Company’s subsidiary bank. Efficiency Ratio is total non-interest expense divided by the sum of net interest income before the provision for loan losses and non-interest income, adjusted for tax equivalent yields.

(b) Maximum Amount Payable. The aggregate amount of all awards to any Participant for any Performance Period which this Plan shall not exceed 150 percent of base compensation.

(c) Negative Discretion. Notwithstanding anything else contained in this Section 4 to the contrary, the Committee shall have the right, in its absolute discretion, to:

(i) reduce or eliminate the amount otherwise payable to any Participant under Section 4(b) based on the Participant’s or the Company’s performance, the termination of Participant’s employment prior to the last day of the Performance Period or any other factors that the Committee, in its discretion, shall deem appropriate, and

(ii) establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(b).
      5. Payment. Except as otherwise provided hereunder, payment of any incentive amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained.
      6. Form of Payment. Incentives payable under the Plan are payable at the discretion of the Committee in cash, or a combination of cash and Company common stock awards.
      7. General Provisions.

(a) Effectiveness of the Plan. The Plan shall be effective with respect to calendar years beginning on or after January 1, 2005 and ending on or before December 31, 2008, unless the term hereof is extended by action of the Board.

(b) Amendment and Termination. The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation under Section 162(m).

(c) Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(d) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries.

(e) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(f) Non-alienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company’s assets or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

(g) Withholding. Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required to deduct and withhold from such payment.

(h) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(i) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Oregon, without reference to the principles of conflict of laws.

(j) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors nominated all of these nominees.	FOR all nominees listed below except as marked to the contrary	WITHHOLD AUTHORITY to vote for all nominees listed below
1.	Election of Directors. ☐	☐
INSTRUCTION: To withhold authority for any individual, strike a line through the nominee’s name.
Nominees for terms expiring with the 2008 annual meeting:

01 Allyn C. Ford
02 Diane D. Miller
03 Ronald F. Angell
04 Bryan L. Timm

Nominee for a term expiring with the 2007 annual meeting:
05 Thomas W. Weborg

Nominee for a term expiring with the 2006 annual meeting:
06 Theodore S. Mason

		FOR	AGAINST	ABSTAIN
2.	Adoption of the Umpqua Holdings Corporation 2005 Performance-Based Executive Incentive Plan.	☐	☐	☐

The Board of Directors recommends a vote FOR this plan.

3.	Other Matters. At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

The shares represented by this proxy will be voted as specified above, but if no specification is made, this proxy will be voted FOR the election of all nominees and FOR the adoption of the Incentive Plan. The appointed proxies may vote in their discretion as to other matters that may come before the meeting.

WILL ATTEND
If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	☐	Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. A corporation must sign its name by the president or other authorized officer.

▲ Detach here from proxy voting card ▲

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM EST the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/umpq		1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: http://www.umpquaholdingscorp.com

REVOCABLE PROXY

UMPQUA HOLDINGS CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
MAY 6, 2005
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned appoints Raymond P. Davis and Allyn C. Ford, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares of common stock of Umpqua Holdings Corporation (the “Company”) at the Annual Meeting of Shareholders to be held on May 6, 2005, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

You can now access your Umpqua Holdings Corporation account online.

Access your Umpqua Holdings Corporation shareholder/stockholder account online via Investor ServiceDirect ® (ISD).

Mellon Investor Services LLC, Transfer Agent for Umpqua Holdings Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status

•	View certificate history

•	View book-entry information

•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

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